Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated June 26, 2012 to the Prospectus dated June 22, 2011, the Prospectus Supplement dated June 22, 2011, and the Product Supplement dated November 9, 2011

US$1,000,000
Senior Medium-Term Notes, Series B
Reverse Exchangeable Notes due June 28, 2013
Linked to the iShares® Russell 2000 Growth Index Fund

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This pricing supplement relates to an offering of Reverse Exchangeable Notes linked to shares of the iShares® Russell 2000 Growth Index Fund (the “Reference Stock Issuer”). We refer to the shares of the Reference Stock Issuer as the “Reference Stock.”

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The notes are designed for investors who seek an interest rate that is higher than that of a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the Reference Stock, be willing to accept the risks of owning the Reference Stock, and be willing to lose some or all of their principal at maturity.

•	Investing in the notes is not equivalent to investing in the shares of the Reference Stock.

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The notes will pay interest monthly at the fixed per annum rate specified below. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on whether the Final Stock Price is below the Trigger Price, as described below.

•	The notes will have a term of twelve months.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

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Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Reference Stock (or, at our election, the Cash Delivery Amount), in each case, together with any accrued and unpaid interest, as described below.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	Our subsidiary, BMO Capital Markets Corp., is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.

RevEx Number	Reference Stock Issuer	Ticker Symbol	Principal Amount	Interest Rate per Annum	Initial Stock Price	Trigger Price	CUSIP	Price to Public	Total Underwriting Discount	Proceeds to Bank of Montreal
0868	iShares® Russell 2000 Growth Index Fund	IW0	US$1,000,000	6.35%	$87.77	$61.44	06366RFY6	100%	1.00% US$10,000.00	99.00% US$990,000.00

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-4 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-4 of the product supplement, and the “Risk Factors” sections beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
We expect to deliver the notes through the facilities of The Depository Trust Company on or about June 29, 2012.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Payment at Maturity:
The payment at maturity for the notes is based on the performance of the Reference Stock. You will receive $1,000 for each $1,000 in principal amount of the note, unless the Final Stock Price is less than the Trigger Price.

If the Final Stock Price is less than the Trigger Price, you will receive at maturity, instead of the principal amount of your notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Delivery Amount). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Delivery Amount will most likely be substantially less than the principal amount of your notes, and may be zero.

Pricing Date:	June 26, 2012

Settlement Date:	June 29, 2012

Valuation Date:	June 25, 2013

Maturity Date:	June 28, 2013

Interest Payment Dates:
Interest on the notes will be paid on  July 31, 2012, August 31, 2012, September 28, 2012, October 31, 2012, November 30, 2012, December 31, 2012, January 31, 2013, February 28, 2013, March 28, 2013, April 30, 2013, May 31, 2013, and the Maturity Date.

Interest Rate:	6.35% per annum. Each interest payment will be equal to approximately $5.29 per $1,000 in principal amount of the notes.

Monitoring Period:	The Valuation Date. The price of the Reference Stock between the Pricing Date and the Valuation Date will not impact the Payment at Maturity.

Physical Delivery Amount:
The number of shares of the Reference Stock, per $1,000 in principal amount of the notes, equal to $1,000 divided by the Initial Stock Price, subject to adjustments, as described in the product supplement.  Any fractional shares will be paid in cash.  Payment of the Physical Delivery Amount and the maturity of the notes may be postponed by up to ten business days under certain circumstances, as set forth in the section of the product supplement, “General Terms of the Notes—Payment at Maturity—Physical Delivery Amount.”

Cash Delivery Amount:	The amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Stock Price, subject to adjustments, as described in the product supplement.

Initial Stock Price:
$87.77.  The Initial Stock Price is subject to adjustments in certain circumstances. See “General Terms of the Notes—Payment at Maturity” and “—Anti-dilution Adjustments” in the product supplement for additional information about these adjustments.

Trigger Price:	$61.44

Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.

Automatic Redemption:	Not Applicable

We may use this pricing supplement in the initial sale of notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated November 9, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated November 9, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911003814/f1024111424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated November 9, 2011.

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Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. The payment at maturity will be based on the Final Stock Price and whether the closing price of the Reference Stock is less than the Trigger Price on the Valuation Date.  If the Final Stock Price is less than the Trigger Price, you will receive at maturity a number of shares of the Reference Stock (or, at our election, the Cash Delivery Amount).  We expect that the market value of those shares or the Cash Delivery Amount will be less than the principal amount of the notes and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

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Your return on the notes is limited to the principal amount plus accrued interest regardless of any appreciation in the value of the Reference Stock. — You will not receive a payment at maturity with a value greater than your principal amount, plus accrued and unpaid interest.  This will be the case even if the Final Stock Price exceeds the Initial Stock Price by a substantial amount.

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Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on each interest payment date and at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and our other affiliates are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of the Reference Stock or the securities held by the Reference Stock Issuer on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the price of the Reference Stock and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Stock. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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The inclusion of the underwriting commission and hedging profits, if any, in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price includes, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution. The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

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You will have no ownership rights in the Reference Stock. — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock or any securities held by the Reference Stock, such as voting rights or dividend payments.

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Lack of liquidity. — The notes will not be listed on any securities exchange.  BMO Capital Markets Corp. may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMO Capital Markets Corp. is willing to buy the notes.

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Hedging and trading in the Reference Stock. — We or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

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Many economic and market factors will influence the value of the notes. — In addition to the value of the Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

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Adjustments to the Reference Stock could adversely affect the notes. — BlackRock Fund Advisors, as the investment advisor of the Reference Stock Issuer (the “Investment Advisor”), is responsible for maintaining the Reference Stock, and can remove or substitute the securities and /or other assets comprising the Reference Stock. The Investment Advisor may make other methodological changes that could change the share price of the Reference Stock at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

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We and our affiliates generally do not have any affiliation with the Reference Stock Issuer or the Investment Advisor, and are not responsible for their public disclosure of information. —We and our affiliates are not affiliated with the Reference Stock Issuer or the Investment Advisor in any way and have no ability to control or predict any of their actions, including any errors in or discontinuance of disclosure regarding the Reference Stock or their methods or policies relating to the Reference Stock. Neither of the Reference Stock Issuer or the Investment Advisor is involved in any offering of the notes in any way and none has any obligation to consider your interests as an owner of the notes in taking any actions relating to the Reference Stock that might affect the value of the notes. Neither we nor any of our affiliates has independently verified any the information about the Reference Stock Issuer or Investment Advisor contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Reference Stock.

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Changes that affect the index underlying the Reference Stock will affect the market value of the notes and the amount you will receive at maturity. — The Russell 2000® Growth Index, (the “Underlying Index”), underlies the Reference Stock, and is affected by the policies of Russell Investments (the “Index Sponsor”).  The Index Sponsor’s calculation of the Underlying Index, any additions, deletions or substitutions of the components of the Underlying Index, and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index, and therefore, could affect the share price of the Reference Stock, the amount payable on the notes at maturity, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if the Index Sponsor discontinues or suspends the calculation or publication of the Underlying Index.

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We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor. — The Index Sponsor is not an affiliate of ours and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity on the notes. The Index Sponsor has no obligation of any sort with respect to the notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to the Index Sponsor.

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The Reference Stock is subject to management risks. — The Reference Stock is subject to management risk, which is the risk that the Investment Advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the Investment Advisor may invest a portion of the Reference Stock Issuer’s assets in securities not included in the Underlying Index but which the Investment Advisor believes will help the Reference Stock track the Underlying Index.

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The correlation between the performance of the Reference Stock and the performance of the Underlying Index may be imperfect. — The performance of the Reference Stock is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the Reference Stock may correlate imperfectly with the return on the Underlying Index.

iShares® Russell 2000 Growth Index Fund

We have derived the following information from publicly available documents published by BlackRock Institutional Trust Company, N.A. (“BTC”). We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Reference Stock Issuer and the Reference Stock Issuer will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to the Reference Stock or securities in the Underlying Index. Neither we nor BMO Capital Markets Corp. participates in the preparation of the publicly available documents described below. Neither we nor BMO Capital Markets Corp. has made any due diligence inquiry with respect to the Reference Stock Issuer in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the Reference Stock have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Stock could affect the value of the Reference Stock on any Call Date and on the Valuation Date and therefore could affect the Payment at Maturity.

iShares consists of numerous separate investment portfolios, including the Reference Stock. The Reference Stock seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Reference Stock typically earns income dividends from securities included in the Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Reference Stock’s shareholders as “ordinary income.” In addition, the Reference Stock realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the price of the Reference Stock, you will not be entitled to receive income, dividend, or capital gain distributions from the Reference Stock Issuer or any equivalent payments.

The selection of the Reference Stock is not a recommendation to buy or sell the Reference Stock. Neither we nor any of our affiliates make any representation to you as to the performance of the Reference Stock.

The Reference Stock trades on the NYSE Arca, Inc. under the symbol “IWO”.

“iShares®” is a registered mark of.  BTC has licensed certain trademarks and trade names of BTC for our use. The notes are not sponsored, endorsed, sold, or promoted by BTC, or its affiliates, including BlackRock Fund Advisors (“BFA”), the sponsor to the Reference Stock Issuer. Neither BTC nor BFA makes any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Neither BTC nor BFA shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about the Reference Stock Issuer.

The Underlying Index

We have derived all information contained in this pricing supplement regarding the Russell 2000® Growth Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by, Russell Investments (“Russell”), the sponsor of the Underlying Index.. Russell, which owns the copyright and all other rights to the Underlying Index, has no obligation to continue to publish, and may discontinue publication of, the Underlying Index. None of us, the calculation agent, or any selling agent accepts any responsibility for the calculation, maintenance, or publication of the Underlying Index or any successor index.

Russell began dissemination of the Underlying Index (Bloomberg L.P. index symbol “RUO”) in June 1993 and calculates and publishes the Underlying Index.  The Underlying Index is float-adjusted and market cap-weighted, and was set to 1,000 as of the close of business on May 31, 1993. The Underlying Index measures the performance of the small-cap growth segment of the U.S. equity universe, and is comprised of Russell 2000® Index companies with higher price-to-book ratios and higher forecasted growth values.  As a subset of the Russell 3000® Index, the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Underlying Index is determined, comprised, and calculated by Russell without regard to the notes.

Selection of Stocks Comprising the Underlying Index

All companies eligible for inclusion in the Underlying Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Underlying Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion. Companies with a total market capitalization of less than $30 million are not eligible for the Underlying Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Underlying Index.

Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special-purpose acquisition companies, and limited partnerships are ineligible for inclusion. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, and trust receipts are not eligible for inclusion in the Underlying Index.

Annual reconstitution is a process by which the Underlying Index is completely rebuilt. On the last trading day of May, all ellgible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other Russell indexes are determined from that set of securities. Reconstitution of the Underlying Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Underlying Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Selection of Growth Stocks

Russell Investments uses a "non-linear probability" method to assign stocks to its growth and value style indexes. The term "probability" is used to indicate the degree of certainty that a stock is “value” or “growth” based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (two years) and sales per share historical growth (five year). This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indexes.

The process for assigning growth and value weights is applied separately to the stocks in the Russell 2000 Index. The stocks in the Russell 2000® Index are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (two years) and sales per share historical growth (five years). These rankings are converted to standardized units and combined to produce a Composite Value Score (“CVS”). Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, stocks with a lower CVS are considered growth, stocks with a higher CVS are considered value, and stocks with a CVS in the middle range are considered to have both growth and value characteristics, and are weighted proportionately in the growth and value index. Stocks are always fully represented by the combination of their growth and value weights, e.g., a stock that is given a 20% weight in a Russell value index will have an 80% weight in the same Russell growth index.

Stock A, in the figure below, is a security with 20% of its available shares assigned to the value index and the remaining 80% assigned to the growth index. The growth and value probabilities will always sum to 100%. Hence, the sum of a stock's market capitalization in the growth and value index will always equal its market capitalization in the Russell 2000 Index.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each style index. Stocks below the first quartile are 100% in the growth index. Stocks above the third quartile are 100% in the value index. Stocks falling between the first and third quartile breaks are in both indices to varying degrees depending on how far they are above or below the median and how close they are to the first or third quartile breaks. Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the value or growth index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock's weight is more than 95% in one style index, its weight is increased to 100% in the index. This rule eliminates many small weightings and makes passive management easier.

Historical Information of the Reference Stock

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2009 through the pricing date.

		High ($)	Low ($)
2009	First Quarter	53.06	37.98
	Second Quarter	58.44	46.57
	Third Quarter	67.12	53.30
	Fourth Quarter	69.05	61.11

2010	First Quarter	74.90	63.83
	Second Quarter	78.87	66.57
	Third Quarter	75.05	64.46
	Fourth Quarter	88.83	74.08

2011	First Quarter	95.34	86.08
	Second Quarter	98.82	88.34
	Third Quarter	98.53	73.47
	Fourth Quarter	87.76	69.71

2012	First Quarter	97.42	84.84
	Second Quarter (through the pricing date)	96.41	84.12

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments at maturity on a $1,000 investment in the notes, based on the Initial Stock Price of $87.77 (the closing price of the Reference Stock on June 26, 2012), the Trigger Price of $61.44 (approximately 70% of the Initial Stock Price, rounded to two decimal places),  If the Final Stock Price of the Reference Stock does not fall below the Trigger Price on the Valuation Date, your payment at maturity will be 100% of the principal amount.  However, if the Final Stock Price is less than the applicable Trigger Price, the value of the cash or securities that you receive will be less than your principal amount.

The hypothetical examples shown below are intended to help you understand the terms of the notes.  The actual amount of cash or securities that you will receive at maturity will depend upon the Final Stock Price of the Reference Stock.

Hypothetical Final Stock Price	Hypothetical Final Stock Price Expressed as a Percentage of the Initial Stock Price	Payment at Maturity	Total Value of Payment Received at Maturity*
$131.66	150.00%	$1,000.00	$1,000.00
$109.71	125.00%	$1,000.00	$1,000.00
$87.77	100.00%	$1,000.00	$1,000.00
$78.99	90.00%	$1,000.00	$1,000.00
$70.22	80.00%	$1,000.00	$1,000.00
$61.44	70.00%	$1,000.00	$1,000.00
$57.05	65.00%	11.39 shares of the Reference Stock or the Cash Delivery Amount	$650.00
$43.89	50.00%	11.39 shares of the Reference Stock or the Cash Delivery Amount	$500.00
$21.94	25.00%	11.39 shares of the Reference Stock or the Cash Delivery Amount	$250.00
$0.00	0%	11.39 shares of the Reference Stock or the Cash Delivery Amount	$0.00

* Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Delivery Amount) or the principal amount of your notes in cash. Also note that if you receive the Physical Delivery Amount, the total value of the payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.  Regardless of the performance of the Reference Stock, or of the payment that you receive at maturity, you will receive the interest payments on the notes.

U.S. Federal Tax Information

The following table sets forth the amount of stated interest on the notes and the portion that will be treated as an interest payment and as payment for the Put Option for U.S. federal income tax purposes.

RevEx Number	Reference Stock Issuer	Interest Rate per Annum	Treated as an Interest Payment	Treated as Payment for the Put Option
0868	iShares® Russell 2000 Growth Index Fund	6.35%	1.07%	5.28%

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement dated November 9, 2011 under “Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder (as defined in the product prospectus supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMO Capital Markets Corp. will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement.  BMO Capital Markets Corp. has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them.  Each such dealer, or further engaged by a dealer to whom BMO Capital Markets Corp. reoffers the notes, will purchase the notes at an agreed discount to the initial offering price.

We own, directly or indirectly, all of the outstanding equity securities of BMO Capital Markets Corp., the agent for this offering. In accordance with FINRA Rule 5121, BMO Capital Markets Corp. may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Stock or as to the suitability of an investment in the notes.